Exhibit 99.1

Company Contacts:	Media Contacts:
Greg Mize	David Bassett
Vice President, Investor Relations	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 211

Thomas Braum	Fred Marx
Senior Vice President and CFO	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 718

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS SECOND QUARTER RESULTS

REACHES TENTATIVE AGREEMENT TO SELL ANCHOR BAY ENTERTAINMENT

Troy, Michigan – November 25, 2003 Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its second quarter of fiscal year 2004, which ended November 1, 2003. In addition, the Company also announced that it has reached a tentative agreement to sell Anchor Bay Entertainment, a wholly owned subsidiary. The closing is expected to take place in the next 60 days. As a result, all periods presented in this press release reflect the classification of Anchor Bay’s financial results as discontinued operations.

Sales from continuing operations for the second quarter of this year were $269.9 million, down 11% from $303.2 million of sales from continuing operations for the second quarter of last year. Income from continuing operations for the second quarter of this year was $8.5 million or $.34 per diluted share, compared to $11.4 million or $.43 per diluted share from continuing operations for the second quarter of fiscal 2003. The second quarter of fiscal 2003 included $.04 per share contributed by Madacy Entertainment, which was sold in the third quarter of fiscal 2003.

The Company also reported total net income for the second quarter of this year of $10.2 million or $.41 per diluted share. Net income included $1.7 million or $.07 per diluted share from discontinued operations (after recognizing a loss of $.04 per diluted share on the proposed sale of Anchor Bay, primarily due to the tax impact). Total net income for the second quarter last year was $13.7 million or $.52 per diluted share, of which $2.3 million or $.09 per diluted share was from discontinued operations.

Continuing Operations

Continuing operations consist of music category management and distribution operations in the United States, United Kingdom (UK), Canada and Mexico, as well as category management operations in Argentina and Brazil. For the second quarter and first six months of fiscal 2003, continuing operations also included Madacy Entertainment, which was sold during the third quarter of fiscal 2003. Madacy contributed $.04 per share to net income in the second quarter of last year.

Sales from continuing operations for the second quarter of fiscal 2004 were $269.9 million, compared to $303.2 million from continuing operations for the second quarter of last year. The sales decline was attributable to lower sales in the Company’s U.S. operation and the absence of Madacy Entertainment sales included in fiscal 2003, partially offset by higher sales in the UK and Canada. Factors that negatively impacted sales in the Company’s U.S. operation in the second quarter of fiscal 2004 include:

-	fewer stores serviced, due to the closure of over 300 Kmart stores in January 2003 and the loss of a regional mass merchant customer in May 2003,
-	lower music retail sales in certain customers’ stores, and
-	a delay, compared to the prior year, in building seasonal inventory levels for the holiday season by some of the Company’s customers.

Operating income (income before interest, income taxes and minority interest) from continuing operations was $12.3 million for the second quarter of this year, compared to $17.0 million for the second quarter of last year. The decline in operating income was principally due to lower sales in the Company’s U.S. operation and the absence of Madacy Entertainment.

The gross margin rate, as a percent to sales, for the second quarter this year was 20.5%, compared to 22.1% for the second quarter of last year. The lower rate this year reflects the sale in the third quarter of last year of Madacy Entertainment, which historically operated at a higher gross margin rate than the Company’s other operating units.

Selling, general and administrative (SG&A) expenses for the second quarter were $43.1 million or 16.0% of net sales, compared to $50.0 million or 16.5% of sales for the second quarter of last year. The lower level of SG&A expenses this year, as a percent to sales, again reflected the absence of Madacy Entertainment this year. Madacy historically incurred higher SG&A expenses, as a percent to sales, than the Company’s other operating units.

Interest expense, net for the second quarter of this year was $219,000, compared to $54,000 for the same period last year. During the second quarter of this year, the Company prepaid its Senior Note ($7.1 million). As a result, the Company incurred a pre-payment cost of $474,000, which was recorded as interest expense. The Company would have incurred interest expense of $598,000 had it held the Senior Note to maturity.

During the second quarter of this year, the Company repurchased 452,100 shares of its stock at an average price of $17.11 per share. As of November 1, 2003, the Company had repurchased 1.6 million shares, or 31% of the shares authorized by its Board under a 20% share repurchase program. As of November 1, 2003, the Company had 24,495,852 shares outstanding.

Sales from continuing operations for the first six months of this year were $475.2 million, compared to $567.9 million from continuing operations for the first six months of last year. Income from continuing operations for the first six months of fiscal 2004 was $9.3 million or $.37 per diluted share, compared to $13.9 million or $ .53 per diluted share from continuing operations for the comparable period of last year.

Stephen Strome, Chairman and CEO of Handleman Company said, “Sales and earnings in Handleman Company’s U.S. operation were below expectations for the second quarter. However, sales and earnings in our ongoing UK and Canadian operations continue to grow. In addition, music industry sales have recently begun to improve compared to the same period last year. We also expect an increase in the number of quality new releases during the next four weeks. As a result, we are cautiously optimistic about the favorable impact that improved music industry sales and new releases may have on our sales and earnings going forward.”

Anchor Bay Entertainment

The Company has entered into a tentative agreement to sell Anchor Bay Entertainment. The terms of the sale have not been disclosed, and the sale is subject to certain closing conditions. Upon satisfaction of such closing requirements, the closing is expected to take place within the next 60 days. The sale is expected to generate approximately $60 million in cash. The decision to sell Anchor Bay Entertainment came after a thorough review of Handleman Company’s long-term growth strategy, which is focused on its core category management and distribution competencies.

Should the contemplated sale of Anchor Bay take place, cash generated from the sale will be used, in part, to continue repurchasing shares of common stock under the Board authorized 20% share repurchase program. The Company currently has 3.5 million shares remaining to repurchase under this authorization.

Fiscal 2004 Outlook

Due to the contemplated sale of Anchor Bay Entertainment, the Company is revising its outlook for the balance of its fiscal 2004.

The Company expects sales from continuing operations for its third and fourth quarters of this fiscal year to be comparable to, or slightly greater than, sales from continuing operations for its third and fourth quarters of last year, which were $711 million. The sales forecast this year is based on the Company servicing the same number of customers’ stores it currently does. As a result, the Company expects earnings per share from continuing operations for its third and fourth quarters this year to be comparable to, or slightly higher than, the diluted earnings per share of $1.03 from continuing operations for the same period last year. Last year’s earnings per share excluded charges relating to the impairment of subsidiary assets of $.67 per share during the third quarter.

Call Notice

Handleman Company will host a conference call to discuss second quarter fiscal year 2004 financial and operating results on Wednesday, November 26, 2003 at 11:00 a.m. Eastern Standard Time. To participate in the teleconference call (in listen only mode), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Midnight Friday, November 28, 2003 by calling 800-642-1687 (PIN Number 3938638).

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About Handleman Company

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Mexico, Brazil and Argentina. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and provides direct-to-store shipments, marketing and in-store merchandising.

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Information in this press release contains forward-looking statements, which are not historical facts and involve risk and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements, including without limitations, conditions in the music industry, business with Kmart following its emergence from Chapter 11 proceedings, the conclusion of the sale of Anchor Bay Entertainment, the ability to enter into profitable agreements with customers in the new businesses outlined in the Company’s strategic growth plan, securing funding or providing sufficient cash required to build and grow new businesses, customer requirements, continuation of satisfactory relationships with existing customers and suppliers, effects of electronic commerce, relationships with the Company’s lenders, pricing and competitive pressures, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

- Tables Follow -

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(unaudited)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	Nov. 1, 2003	Oct. 26, 2002 (restated)		Nov. 1, 2003	Oct. 26, 2002 (restated)
Revenues	$269,900	$303,159		$475,193	$567,915
Costs and expenses
Direct product costs	214,548	236,097		375,633	447,047
Selling, general and administrative expenses	43,050	50,019		85,315	99,636
Interest (income) expense, net	219	54		(7)	252

Income from continuing operations before income taxes and minority interest	12,083	16,989		14,252	20,980
Income tax expense	(3,552)	(5,758)		(4,958)	(7,444)
Minority interest	—	192		—	366

Income from continuing operations	8,531	11,423		9,294	13,902
Income from discontinued operations, net of tax	1,651	2,322		2,598	2,504

Net income	$10,182	$13,745		$11,892	$16,406

Basic net income per share
—From continuing operations	$.34	$.43	*	$.37	$.53	*
—From discontinued operations	.07	.09		.11	.09

Total basic net income per share	$.41	$.52	*	$.48	$.62	*

Diluted net income per share
—From continuing operations	$.34	$.43	*	$.37	$.53	*
—From discontinued operations	.07	.09		.10	.09

Total diluted net income per share	$.41	$.52	*	$.47	$.62	*

Weighted average number of shares outstanding —basic	24,742	26,202		25,034	26,339

—diluted	24,952	26,217		25,212	26,361

*	Includes $.04 per share in the second quarter and six months attributable to Madacy Entertainment, an entity sold in the third quarter of fiscal 2003.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	November 1, 2003	October 26, 2002 (restated)
Assets
Cash and cash equivalents	$27,177	$6,898
Accounts receivable	214,496	260,842
Merchandise inventories	176,597	217,274
Other current assets	13,866	16,098
Assets held for sale	73,031	—

Total current assets	505,167	501,112
Property and equipment, net of depreciation and amortization	55,163	63,481
Other assets, net	26,053	93,040

Total assets	$586,383	$657,633

Liabilities
Accounts payable	$227,826	$265,503
Debt, current portion	—	3,571
Other current liabilities	30,449	30,722
Liabilities held for sale	13,141	—

Total current liabilities	271,416	299,796
Debt, non-current	—	46,263
Other liabilities	9,726	11,311
Shareholders’ equity	305,241	300,263

Total liabilities and shareholders’ equity	$586,383	$657,633

ADDITIONAL INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	Nov. 1, 2003	Oct. 26, 2002 (restated)	Nov. 1, 2003	Oct. 26, 2002 (restated)
Net income	$8,531	$11,423	$9,294	$13,902
Interest (income) expense, net	219	54	(7)	252
Income tax expense	3,552	5,758	4,958	7,444
Depreciation expense	3,525	4,559	6,970	9,630
Amortization expense	—	—	—	—
Recoupment of license advances	—	1,656	—	3,022

Adjusted EBITDA*	$15,827	$23,450	$21,215	$34,250

Additions to property and equipment	$4,919	$4,983	$6,684	$7,111

License advances and acquired rights	—	$594	—	$1,627

*Adjusted EBITDA is computed as net income plus, net interest (income) expense, income tax expense, depreciation expense, amortization expense, and recoupment of license advances.